For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS USA ANNOUNCES THIRD QUARTER AND
NINE MONTH 2008 FINANCIAL RESULTS
— Record Third Quarter 2008 Net Sales of $403.2 Million;
— Record Nine Month 2008 Net Sales of $1.143 Billion;
— Third Quarter 2008 Net Earnings of $28.3 Million

MANHATTAN BEACH, CA. – October 22, 2008 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the quarter ended September 30, 2008.

Net sales for the third quarter of 2008 were $403.2 million compared to $395.0 million in the third quarter of 2007. Net earnings for the quarter were $28.3 million versus net earnings of $24.7 million in the third quarter of 2007. Net earnings per diluted share were $0.60 on 46.8 million diluted shares outstanding, versus diluted earnings per share of $0.53 on 46.7 million diluted shares outstanding for the third quarter of 2007. Earnings for the third quarter of 2008 reflects a tax benefit resulting from an advance pricing agreement reached with the Internal Revenue Service during the quarter, which will lower the Company’s ongoing effective annual tax rate from 34 percent to 27 percent.

“SKECHERS broke its quarterly sales record with its first $400 million-plus quarter, an achievement made during a soft retail environment,” stated Fred Schneider, chief financial officer of SKECHERS. “Although we achieved record revenues, we did not grow quite to the degree that we had expected in our domestic, international and retail businesses due to the economic climate. However, based on our high single-digit backlog increase and reports from our key retailers, we believe that our product is well-positioned in the marketplace and will withstand the current economic challenges.”

For the nine months ended September 30, 2008 net sales were $1.143 billion compared to net sales of $1.092 billion in the first nine months of 2007. Net earnings for the first nine months were $75.8 million compared to net earnings of $63.6 million in the first nine months of 2007. Net earnings per diluted share in the first nine months of 2008 were $1.62 per share on 46.8 million diluted shares outstanding, versus $1.37 per share on 46.8 million diluted shares outstanding for the same period last year.

Gross profit for the third quarter of 2008 was $171.5 million compared to $171.7 million in the third quarter of 2007. Gross margin was 42.5 percent for the third quarter of 2008 compared to 43.5 percent in the third quarter of 2007. Gross profit for the first nine months of 2008 reached $500.9 million or 43.8 percent of net sales versus $472.7 million or 43.3 percent of net sales in the first nine months of 2007.

Robert Greenberg, chief executive officer of SKECHERS, said: “Our first $400 million-plus sales quarter is a reflection of the strength of our back-to-school and fall collections supported by our advertising efforts. The incredible diversity of our product offerings and our affordable price points has allowed us to maintain our position in the market during this very difficult environment. Our core SKECHERS product lines remain solid, and our fashion lines have shown double-digit growth. The addition of Punkrose and Public Royalty has broadened our offering with a junior sneaker business for women and men. Our product is in place and we’re supporting it with a multi-level marketing campaign that also utilizes the power of American Idol winner David Cook for SKECHERS and High School Musical star Vanessa Hudgens for Red by Marc Ecko. We believe our image and product resonates with consumers globally, and we are continuing to experience growth in international markets around the world. We are particularly pleased with our position in Europe, as well as in Brazil where we launched last year, and in China and Hong Kong, both of which we are now joint ventures. We will continue to build great product that is relevant for the global footwear market, and believe that our current focused product offering and marketing will drive sales through this year and the coming year.”

David Weinberg, SKECHERS’ chief operating officer, stated: “Despite the challenging economic environment, SKECHERS has been able to maintain a strong position in the market and further improve its balance sheet. We remain financially solid with cash, cash equivalents and long-term investments of over $239 million, representing in excess of $5 per share, and are continuing plans for measured growth in the United States and abroad. We are cautious about the remainder of the year given the soft global economic environment, but we remain confident that the Company is well positioned for sustainable long-term profitability and to continue to increase its share of the global footwear market.”

The Company now expects net sales for the fourth quarter of 2008 to be in the range of $305 million to $320 million and net earnings per diluted share of $0.15 to $0.23.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, and across Europe, as well as through a joint venture in China and Hong Kong. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for the products and the various market factors described above; the ability to maintain brand image; the ability to sustain, manage and forecast growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; changes in economic conditions that could affect the ability to open retail stores in new markets and/or the sales performance of existing stores; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2007 and the Company’s Form 10-Q for the quarter ended June 30, 2008. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

(tables to follow)

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$150,980	$199,516
Short-term investments	—	104,500
Trade accounts receivable, net	212,533	167,406
Other receivables	7,849	10,520

Total receivables	220,382	177,926

Inventories	250,070	204,211
Prepaid expenses and other current assets	26,728	13,993
Deferred tax assets	8,594	8,594

Total current assets	656,754	708,740

Property and equipment, at cost less accumulated depreciation and amortization	133,800	98,400
Intangible assets, less applicable amortization	—	78
Deferred tax assets	15,981	13,983
Long-term investments	88,450	—
Other assets, at cost	19,265	6,776

TOTAL ASSETS	$914,250	$827,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current installments of long-term borrowings	$404	$437
Accounts payable	177,479	164,466
Accrued expenses	22,293	19,949

Total current liabilities	200,176	184,852

Long-term borrowings, excluding current installments	16,180	16,462
Minority interest	2,865	—
Stockholders’ equity	695,029	626,663

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$914,250	$827,977

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$403,159	$395,033	$1,142,656	$1,092,140
Cost of sales	231,628	223,363	641,760	619,403

Gross profit	171,531	171,670	500,896	472,737
Royalty income	591	998	1,660	3,392

	172,122	172,668	502,556	476,129

Operating expenses:
Selling	40,911	37,657	105,037	105,448
General and administrative	106,462	98,431	304,540	274,888

	147,373	136,088	409,577	380,336

Other income (expense):
Interest, net	354	1,710	2,295	3,843
Other, net	(828)	298	(81)	129

	(474)	2,008	2,214	3,972

Earnings before income taxes and minority interest	24,275	38,588	95,193	99,765
Income tax expense (benefit from)	(3,639)	13,844	20,175	36,173
Minority interest in loss of consolidated subsidiary	(375)	—	(756)	—

Net earnings	$28,289	$24,744	$75,774	$63,592

Net earnings per share:
Basic	$0.61	$0.54	$1.65	$1.41

Diluted	$0.60	$0.53	$1.62	$1.37

Weighted average shares:
Basic	46,115	45,721	46,000	45,095

Diluted	46,835	46,654	46,770	46,769